Exhibit 99.1

Graphic Packaging, Meadwestvaco Resolve Patent Dispute

Marietta, GA – February 4, 2004 – Graphic Packaging Corporation (GPK – NYSE) is pleased to announce that it has dismissed a lawsuit that was filed in the Federal District Court for the Northern District of Georgia in Atlanta on June 17, 2003 against Meadwestvaco Corporation.  The lawsuit had been filed by Riverwood International Corporation, a predecessor company to Graphic Packaging Corporation.  This lawsuit alleged infringement of US Patent 6,578,736 covering the Company’s Fridge Vendor® carton.  As part of this settlement, Graphic Packaging and Meadwestvaco have entered into a global cross license of their intellectual property related to the Fridge Vendor® style carton.  In addition, Graphic will supply these innovative cartons to Coca-Cola Enterprises, Inc. in various locations.

“Graphic Packaging is pleased that this lawsuit has been resolved and looks forward to a long-term business relationship with Coca-Cola Enterprises Inc., a valued customer,” said Stephen M. Humphrey, President and Chief Executive Officer.

Graphic Packaging Corporation was formed in August 2003 as a result of the merger of Riverwood Holding, Inc. and Graphic Packaging International Corporation.  Graphic Packaging is a leading provider of paperboard packaging solutions to the beverage, food and other consumer product industries.  Additional information about Graphic Packaging, its business and its products is available on the company’s web site at http://www.graphicpkg.com.

Forward Looking Statements

This news release includes forward-looking statements as to management’s or the Company’s expectations and beliefs.  Forward-looking statements are made upon management’s current expectations and beliefs concerning future developments and their potential effects on the Company, as to which there can be no assurance.  Important factors detailed in the Company’s Securities and Exchange Commission filings, as well as the following important factors, could cause the Company’s actual results to differ materially from those expressed in the forward-looking statements.  These statements are subject to risks and uncertainties relating to the merger with Graphic Packaging International Corporation; the Company’s substantial amount of debt; achieving improved volumes in North American consumer products packaging and North American beverage carton markets; the sale of additional paperboard into the open market; the selling prices the Company realizes for its products; the extent to which the Company can implement its business strategies and achieve forecast synergies; prolonged disruptions in the Company’s production facilities; competitive conditions; the volatility of energy and raw material costs and availability; loss of key executives; general economic and business conditions both in the U.S. and globally; labor relations; currency translation movements and the risks of doing business in foreign countries.